Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

KENILWORTH SYSTEMS CORPORATION

Under Section 805 of the Business Corporation Law

Meltzer, Lippe, Goldstein & Breitstone, LLP
190 Willis Avenue
Mineola, New York 11501
516-747-0300

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

KENILWORTH SYSTEMS CORPORATION

Under Section 805 of the Business Corporation Law

IT IS HEREBY CERTIFIED THAT:

(1)                                  The name of the Corporation is:

KENILWORTH SYSTEMS CORPORATION

(2)           The Certificate of Incorporation was filed by the Department of State on the 25th day of April, 1968 under the original name of School For Computer Studies, Inc.

(3)           To increase the number of shares which the Corporation shall have the authority to issue and to authorize two classes of stock.  The fourth Article (paragraph) of the Certificate of Incorporation shall now read as follows:

“FOURTH: The Corporation is authorized to issue two classes of stock to be designated respectively “Common Stock” and “Preferred Stock.”  The total number of shares of stock which the Corporation shall have authority to issue is 202,000,000.  The total number of shares of Common Stock which the Corporation shall have authority to issue is Two Hundred Million (200,000,000), $.01 par value per shares.

The total number of shares of Preferred Stock which the Corporation shall have the authority to issue is Two Million (2,000,000), $.01 par value per share.  The shares of Preferred Stock may be issued from time to time in one or more series.  The Board of Directors of the Corporation is authorized to determine or alter any or all of the designations, powers, preferences and rights and the qualifications, limitations or restrictions thereof, in respect of the wholly unissued class of Preferred Stock or any wholly unissued series of Preferred Stock, and to fix or alter the number of shares comprising any series of Preferred Stock (but not below the number of shares of any such series then outstanding).”

(4)           The above amendment to the Certificate of Incorporation was authorized by vote of the Board of Directors followed by a vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meting of the shareholders on August 13, 2001.

IN WITNESS WHEREOF, this certificate has been subscribed by the undersigned who affirm(s) that the statements made herein are true under the penalties of perjury.

DATED: May 25, 2004

/s/ Herbert Lindo	/s/ Maureen Plovnick
Herbert Lindo	Maureen Plovnick
President	Secretary